Exhibit 3.1
RESOLUTION OF THE BOARD OF DIRECTORS
OF
FIRST COMMUNITY BANCSHARES, INC.
     I hereby certify that the following is a true and complete copy of resolutions duly adopted by the Board of Directors of First Community Bancshares, Inc. (the “Corporation”) at a regular meeting duly called and held on the 26th day of September, 2006, and that said resolutions remain in full force and effect.
     WHEREAS, the Board of Directors of the Corporation has determined it is in the best interests of the Corporation to amend its Bylaws dated July 30, 1997 specifically in regard to “Section 7. Other Committees.”
     NOW, THEREFORE, BE IT RESOLVED THAT:
     1. Section 7 of the Corporation’s Bylaws, entitled “Other Committees” in the second paragraph, first sentence, referring to the Audit Committee is hereby amended to read as follows:
     “The Audit Committee shall consist of three or more members of the Board of Directors who are not employees of the Corporation, who shall be appointed by and serve at the pleasure of the Board of Directors.”
     2. The bylaws, as amended, are hereby approved and adopted;
     3. In all other respects, the bylaws of the Corporation shall remain in full force and effect;
     4. No further actions are hereby taken or contemplated.
     The Secretary of the Corporation is hereby authorized and directed to file a copy of these Resolutions with the minutes of proceedings of the Board of Directors of the Corporation.
     IN WITNESS WHEREOF, I the undersigned Secretary of the Corporation have hereunto subscribed my name and affixed the seal of the Corporation this the 26th day of September, 2006.

(SEAL)	/s/ Robert L. Buzzo

Secretary